FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Bergeron, Daniel A.
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   (Last)                           (First)             (Middle)

c/o Allied Healthcare International Inc.
555 Madison Avenue, 30(th) Floor
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                                    (Street)

New York, New York 10022
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Allied Healthcare International Inc.  (ADH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

November 13, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

        Chief Financial Officer
        -----------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________




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           Table I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                               5.
                                                                                               Amount of      6.
                                                               4.                              Securities     Owner-
                                                               Securities Acquired (A) or      Beneficially   ship
                                     2A.          3.           Disposed of (D)                 Owned          Form:      7.
                        2.           Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct     Nature of
                        Trans-       Execution    Code         ------------------------------- Reported       (D) or     Indirect
1.                      action       Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect   Beneficial
Title of Security       Date (Month/ any (Month/  ------------                 or              (Instr. 3 and  (I)        Ownership
(Instr. 3)              Day/Year)    Day/Year)    Code      V      Amount      (D)    Price    Instr. 4)      (Instr. 4) (Instr. 4)
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

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

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
           2.                                                                                             Secur-    of
            Conver-                            5.                              7.                         ities     Deriv-   11.
            sion                               Number of                       Title and Amount           Bene-     ative    Nature
            or                                 Derivative    6.                of Underlying     8.       ficially  Secur-   of
            Exer-            3A.       4.      Securities    Date              Securities        Price    Owned     ities:   In-
            cise             Deemed    Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Follow-   Direct   direct
            Price  3.        Execut-   action  or Disposed   Expiration Date   ----------------  Deriv-   ing       (D) or   Bene-
1.          of     Trans-    ion       Code    of(D)         (Month/Day/Year)            Amount  ative    Reported  In-      ficial
Title of    Deriv- action    Date, if  (Instr. (Instr. 3,    ----------------            or      Secur-   Trans-    direct   Owner-
Derivative  ative  Date      any       8)      4 and 5)      Date     Expira-            Number  ity      action(s) (I)      ship
Security    Secur- (Month/   (Month/   ------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity    Day/Year) Day/Year) Code V  (A)   (D)     cisable  Date     Title     Shares  5)       4)        4)       4)
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
Stock
Option                                                                          Common
(right to   $4.70    11/13/02            A     100,000         (2)    11/13/12  Stock      100,000        100,000      D
buy)(1)
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


    Explanation of Responses:

(1) The stock option was granted pursuant to the 2002 Stock Option Plan of Allied Healthcare International Inc.
(2) The option is exercisable in three equal annual installments of 33,333 shares per year beginning on the first anniversary of the grant date of November 13, 2002.

/s/ Daniel A. Bergeron                                   November 13, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).